UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hello, this is Scott Maskin, your interim CEO of Pineapple Energy, founder of PEGY's NY business unit SUNation Energy and a proud board member.

This message is primarily directed to my fellow Pineapple Energy shareholders, but I hope many will gain benefit from this update. BTW it is my intention to continue reaching out in this fashion regularly even aside from the quarterly earnings calls. It may seem unconventional, but I have gotten very positive feedback on the transparency and frankly I prefer to have you engaged and providing me insight from your perspectives. Honestly, it helps me make decisions.

It's now a month since I took over as CEO of Pineapple. As promised, our corporate offices in Minnesota have been closed with only critical leadership remaining. The business units are undergoing additional cost saving measures and we continue with an eye on belt tightening. We also engaged with a firm called Share Intel who specializes in identifying folks that short and naked short stocks like ours. The business units continue to grind out new business every day and we see lots of organic pipeline growth.

I want to thank the many shareholders that continue to email and correspond with me daily. As you've already found, I make it my business to keep you folks in the loop and today I and all board members are asking you to vote in favor of all proposed agenda items you've received in your proxy vote mailer and emails. It is super important that you guys arm us with the tools we need to win and get back on course. If you are a shareholder or were a shareholder up until 5/23/24 and HAVE NOT received your proxy materials, please contact me so we can help you vote. I cannot stress this enough that every single vote counts, and we must make quorum. VOTE TODAY and up until June 30th

I too am frustrated in the equity value of our shares. Passage of these agenda items provide Pineapple leadership the tools needed to begin to restore shareholder equity.

If you have any questions or need assistance voting please contact our proxy solicitor, Morrow Sodali at 1-877-787-9239. Again, that number is 1-877-787-9239. If you have ANY problems voting your shares or have a comment, please don't hesitate to email me at scott.maskin@pineappleenergy.com.

Thank you and remember, your vote matters to not just me but all shareholders and the 1,000 family members that our over 200 employees' support. Thank you for being part of Pineapple Energy's new chapter and for your confidence.